Exhibit 99.1

News Release

Tutor Perini Announces Proposed Offering of $400 Million of Senior Notes

LOS ANGELES – (BUSINESS WIRE) – April 15, 2024 – Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil, building and specialty construction company, announced today that it is offering $400 million in aggregate principal amount of senior notes (the “notes”) in a private offering. The notes will be senior unsecured obligations of the Company and will be guaranteed by certain of its subsidiaries.

The Company intends to use the net proceeds from this offering, together with cash on hand, to redeem or repay $500 million aggregate principal amount of the Company’s 6.875% Senior Notes due May 1, 2025 (the “2025 Notes”) and pay related premiums, accrued interest and fees and expenses associated with such redemption or repayment. The offering, amount and terms of the notes are subject to market conditions. The Company may temporarily invest amounts that are not immediately needed for these purposes in cash or cash equivalents or other short-term investments, including marketable securities.

The notes and related guarantees are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on an exemption from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act. The notes and related guarantees have not been, and will not be, registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This press release does not constitute a redemption notice with respect to the 2025 Notes and shall not constitute an offer to sell or the solicitation of an offer to buy the notes and the related guarantees, nor shall there be any sale of the notes and the related guarantees in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the notes and related guarantees will be made only by means of a private offering circular.

The Company also announced today that that it has entered into an amendment (the “Credit Agreement Amendment”) to the credit agreement governing its senior secured credit facilities. Among other changes, (1) the Company’s revolving credit facility will have its maturity date extended from August 18, 2025 to (a) if any tranche of the Company’s term loan, any incremental term loan or any refinancing term loan (or any related refinancing or replacement) remains outstanding, the earlier of (i) May 20, 2027 and (ii) the date that is ninety (90) days prior to the final maturity of any tranche of the term loan, any incremental term loan or any refinancing term loan (or any related refinancing or replacement) and (b) if no obligations are outstanding with respect to any tranche of the term loan, any incremental term loan or any refinancing term loan, August 18, 2027 and (2) the aggregate commitments in respect of the revolving credit facility will be permanently reduced by $5 million from $175 million to $170 million. The Credit Agreement Amendment is expected to become effective on or around the settlement date of the offering, subject to satisfaction or waiver of the Credit Agreement Amendment’s conditions to effectiveness (including, without limitation, (a) consummation of refinancing of the 2025 Notes with the proceeds of the notes and cash on hand, and (b) the terms of the notes being reasonably satisfactory to the revolving credit lenders). If the Credit Agreement Amendment does not become effective prior to May 15, 2024, the Credit Agreement Amendment will become null and void and the contemplated amendments to the credit agreement will not be effective.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil, building and specialty construction company offering diversified general contracting and design-build services to private customers and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large, complex projects on time and within budget, while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including planning and scheduling of manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including site work, concrete forming and placement, steel erection, electrical, mechanical, plumbing and heating, ventilation and air conditioning (HVAC).

Note Regarding Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, statements regarding the Company’s intentions, expectations or beliefs regarding the offering, the use of proceeds therefrom and any redemption of the 2025 Notes. These forward-looking statements are based on the Company’s current expectations, beliefs and projections concerning future developments and their potential effects on the Company. While the Company’s expectations and beliefs are expressed in good faith and the Company believes there is a reasonable basis for them, these statements are not statements of historical fact or guarantees of future performance and there can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements, including risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 28, 2024 and in other reports that we file with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation

Jorge Casado, 818-362-8391

Vice President, Investor Relations and Corporate Communications